Exhibit 99.1

    Laserscope Reports Record Revenues and Earnings for 2004 Second Quarter
                       Revenues Up 67%; Profits Up 759%

     Second Quarter Highlights:

     * GreenLight PV(TM) fiber volumes increased 176% over the prior-year quarter

     *  Gross margin increased to 57%, up from 50% in the prior-year quarter

     *  Cash balance grew by $3.2 million to $10.4 million from the end of
        2003

     *  International sales increased 68% over the prior-year quarter

    SAN JOSE, Calif., July 28 /PRNewswire-FirstCall/ -- Laserscope
(Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported record revenues of $21.4 million for its second quarter ended June 30, 2004, a 67% increase in revenues from $12.9 million in the year-ago quarter. Sequentially, revenues increased 14% from $18.8 million for the quarter ended March 31, 2004. Second quarter 2004 net income was $3.0 million, or $0.13 per diluted share, compared with net income of $348,000, or $0.02 per diluted share, in the same quarter last year, and net income of $2.2 million, or $0.10 per diluted share, for the first quarter of 2004.

    "We are very pleased with our performance this quarter as we executed well in all areas of our business," said Eric Reuter, President and Chief Executive Officer of Laserscope. "As a result, we are continuing to see solid and accelerating improvements in our core metrics of revenue, gross margins and profitability. During the quarter, we had very strong growth in our PVP(TM) urology business. PVP, or Photo-Selective Vaporization of the prostate, is our innovative solution for treating Benign Prostatic Hyperplasia (BPH) using our proprietary GreenLight PVP system. This procedure is being increasingly recognized by leading medical authorities and industry experts around the world as the new standard of care for treating BPH.

    "GreenLight PVP system and disposable fiber optic sales are continuing to drive impressive financial performance both domestically and internationally, and we believe that the combination of fast growing acceptance of PVP and a large worldwide market for the procedure will continue to fuel significant additional growth in the future."

    Gross margin for the second quarter of 2004 was approximately
57%, compared with approximately 50% for the second quarter of fiscal 2003 and approximately 56% for the first quarter of 2004, primarily as the result of changes in product mix. Selling, general and administrative expenses were $8.2 million, or 38% of revenues, in the second quarter of 2004, compared with $5.0 million, or 39% of revenues, in the year-ago quarter. Increased SG&A spending resulted primarily from higher sales andmarketing expenses relating to the Company's GreenLight PV products, as well as higher direct selling expenses for the Company's domestic aesthetic products and higher expenses relating to ensuring Sarbanes-Oxley compliance.

    The Company further strengthened its balance sheet during the quarter. At June 30, 2004, Laserscope had no short-term bank borrowings and a cash position of $10.4 million, up from $7.2 million at the end of 2003.

    Urology Business

    "During the second quarter we sold a record 58 GreenLight PV laser systems and increased sequential fiber volume by 33% to 8,490 fibers, outpacing our first quarter successes during which we sold 49 systems and 6,403 fibers. We believe this quarter's rapid fiber sales continue to validate the procedure's increased worldwide adoption. We are also seeing an increasing level of excitement and performance in our international urology business and are looking forward to a record year from our international team."

    Beginning July 1, 2004, Laserscope raised the price of its fibers in the U.S. from per unit list prices of $670 to $820, depending on region, to a uniform list price of $875 per unit throughout the United States.

    "We believe that certain of our customers may have built inventory during the second quarter in anticipation of the price increase," said Mr. Reuter. "Although this may affect the rate of U.S. fiber revenue growth during the third quarter relative to the second, we don't expect that it will materially impact the business or our financial results for the year. Our practice is to encourage our customers not to hold inventory, but rather order fibers based on actual procedure demand."

    Aesthetics Business

    "In addition to the substantial gains in our urology business, revenues in our aesthetics business were up strongly as well, increasing about
22% worldwide compared to the prior year. This growth was led by our newest aesthetic product, the versatile Gemini(TM) Laser and another fine performance by our U.S. sales and marketing organization," said Mr. Reuter. "The Gemini was recently FDA-cleared for the treatment of acne, permanent hair reduction and wrinkle reduction, and is now FDA-cleared for a total of 21 different procedures. This laser system can perform over 90% of all aesthetic laser procedures now available in a physician's office and we continue to see strong preliminary acceptance and demand for the product in the marketplace."

    Six-Month Results

    For the six months ended June 30, 2004, the Company reported revenues of $40.2 million and net income of $5.2 million, or $0.23 per diluted share, compared with revenues of $25.3 million and net income of $483,000, or $0.02 per diluted share, for the same period in 2003.

    "Clearly, the momentum in our business has not slowed down, and has, in fact, accelerated over the past several quarters" said Mr. Reuter. "Our business plan is highly focused and our team is successfully executing against it. As we continue to work toward increasing the visibility of our outstanding product line in the market, we look forward to a strong and productive year."

    Guidance

    As the result of its continued strong performance, Laserscope is increasing its previous 2004 guidance in the areas of revenues, gross margin, profitability and worldwide GreenLight fiber sales:

     * Revenue is expected to be approximately $88 million in 2004, with most of the revenue growth for the balance of the year occurring in the traditionally strong fourth quarter.

     * Gross margin, as a percentage of 2004 revenues, is expected to be in the range of 58% - 61% for the full year.

     * Net income per share is expected to be in the range of $0.55 - $0.60 per diluted share due to enhanced business prospects and also assuming a tax rate of approximately 9% (previously 13%). The Company expects continued growth in profitability with the highest level of growth occurring in the traditionally strong fourth quarter.

     * GreenLight fiber sales worldwide are expected to be in the range of 33,000 - 35,000 for the full year.

    Management Conference Call

    Management of Laserscope will hold a conference call on Wednesday, July 28, 2004 at 8:00 am PT / 11:00am ET to discuss results for the quarter. To participate in the call, please dial 800-257-2182 (303-262-2140 for international callers) at least five minutes prior to the start time.

    Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's website at www.laserscope.com or at www.fulldisclosure.com. Investors should go to either website a few minutes early, as it may be necessary to download audio software to access the conference call.

    A replay of the conference call will be available through August 4, 2004 by dialing 800-405-2236 (303-590-3000 for international callers), passcode 11003294. A replay of the webcast will also be available at Laserscope's website.

    Additional information on Laserscope, including an archive of corporate press releases, is also available on the Company's website.

    About Laserscope

    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com.


    Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.


    For further information, please contact: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analyst Contact, or Laurie Berman, General Inquiries, both of Financial Relations Board, +1-310-407-6555, for Laserscope.

                                  Laserscope

                         GreenLight PVTM Fiber Sales
                                   (Units)

   2004                        Q1        Q2

     U.S. Hospitals &
       Clinics                1,599     2,003

     U.S. Mobile Service
       Providers              3,419     4,905

     International Customer   1,385     1,582

               Total          6,403     8,490


     2003                        Q1        Q2        Q3        Q4        Year

     U.S. Hospitals & Clinics   466       589       931     1,333       3,319

     U.S. Mobile
       Service Providers        775     1,671     1,654     2,515       6,615

     International Customers    165       815       829     1,516       3,325

               Total          1,406     3,075     3,414     5,364      13,259


                         LASERSCOPE FINANCIAL SUMMARY
                                 (Unaudited)

                 Condensed Consolidated Statements of Income

                                    Three months ended      Six months ended
                                         June 30,                June 30,
    (thousands except
     per share amounts)              2004       2003        2004       2003

     Net revenues                  $21,434    $12,862     $40,184    $25,318
     Cost of sales                   9,177      6,407      17,341     12,598
     Gross margin                   12,257      6,455      22,843     12,720
     Operating expenses:
       Research and development      1,345      1,097       2,584      2,105
       Selling, general
        and administrative           8,183      4,994      14,916     10,058
                                     9,528      6,091      17,500     12,163

     Operating income                2,729        364       5,343        557
     Interest income
      (expense) and other, net         442          6         373        (30)

     Net income before
      income taxes                   3,171        370       5,716        527
     Provision for income taxes        183         22         514         44
     Net income                   $  2,988   $    348   $   5,202   $    483

     Basic net income
      per share                   $   0.14   $   0.02   $    0.25   $   0.02
     Diluted net income
      per share                   $   0.13   $   0.02   $    0.23   $   0.02

     Shares used in basic
      per share calculations        20,920     17,252      20,631     17,076

     Shares used in diluted
      per share calculations        22,861     19,415      22,782     19,151

    Condensed Consolidated Balance Sheets
                                                     June 30,     December 31,
    (thousands)                                       2004           2003

     Assets
     Current assets:
      Cash & cash equivalents                        $10,446         $7,158
      Accounts receivable, net                        16,081         12,711
      Inventories                                     16,286         13,368
      Prepayments and other current assets             1,271          1,315
            Total current assets                      44,084         34,552

     Property and equipment, net                       2,693          1,645
     Other assets                                        882            831
            Total assets                             $47,659        $37,028

     Liabilities and Shareholders' Equity
     Current liabilities                             $16,603        $13,830
     Capital leases                                       40             --
     Shareholders' equity                             31,016         23,198

     Total liabilities and
      shareholders' equity                           $47,659        $37,028

SOURCE  Laserscope
    -0-                             07/28/2004
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analyst Contact, or Laurie Berman, General Inquiries, both of Financial Relations Board, +1-310-407-6555, for Laserscope/
    /Web site:  http://www.fulldisclosure.com /
    /Web site:  http://www.laserscope.com /
    (LSCP)

CO:  Laserscope
ST:  California
IN:  MTC HEA FIN
SU:  ERN